Former Disney CTO and Pixar executive,  Greg Brandeau Joins the Board of Directors of Glu Mobile Inc.

San Francisco, Calif. – September 3, 2015 – Glu Mobile Inc. (NASDAQ: GLUU), a leading global developer and publisher of free-to-play games for smartphone and tablet devices, today announced that Greg Brandeau has joined the company’s Board of Directors. Brandeau brings to Glu a strong background in technology management experience. As the former CTO of Walt Disney Animation Studios and former SVP of Technology for Pixar Animation Studios, he is uniquely positioned  to offer world-class engineering leadership expertise as Glu continues to expand its digital entertainment portfolio.

“Greg has a proven track record as a leader in the entertainment technology space,” said Niccolo de Masi, Glu Chairman and CEO. “We expect that his experience and commitment to innovation will provide tremendous value to Glu’s Board of Directors. We look forward to his contributions.”

“Glu is undoubtedly a leader in the mobile gaming space.  I look forward to working with Glu’s Board of Directors and senior management team to support the company’s ongoing growth,” said Brandeau.

In addition to serving on the Board at Glu, Brandeau currently serves as Chief Operating Officer for Chromatik, and he also serves on the Board of Directors for Independent Means Inc. He is an Advisory Board Member for Calit2, and a member of the Visiting Committee for the Humanities at the Massachusetts Institute of Technology.   In addition to his prior technology management roles at Walt Disney Animation Studios and Pixar, he  has served in various technology management roles for companies including Maker Media, Periegen Sciences, NeXT Computer and Mountain Network Solutions. He is the co-author of Collective Genius: The Art and Practice of Leading Innovation.

Brandeau holds B.S and M.S degrees in Electronic Engineering from MIT, and an MBA from Duke University.

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About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of free-to-play games for smartphone and tablet devices. Glu is focused on creating compelling original IP games such as CONTRACT KILLER, COOKING DASH, DEER HUNTER, DINER DASH, DINO HUNTER: DEADLY SHORES, ETERNITY WARRIORS, FRONTLINE COMMANDO, RACING RIVALS, TAP SPORTS BASEBALL and TAP SPORTS FOOTBALL,  and branded IP games including KIM KARDASHIAN: HOLLYWOOD, ROBOCOP: THE OFFICIAL GAME,  TERMINATOR GENYSIS: REVOLUTION,  and MISSION IMPOSSIBLE: ROGUE NATION on the App Store,

Google Play, Amazon Appstore, Facebook, Mac App Store, and Windows Phone. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers globally. Founded in 2001, Glu is headquartered in San Francisco with major U.S. offices outside Seattle and in Long Beach, and international locations in Canada, China, India, Japan, Korea, and Russia. Consumers can find high-quality entertainment wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at www.facebook.com/glumobile.

CONTRACT KILLER, COOKING DASH, DEER HUNTER, DINER DASH, DINO HUNTER: DEADLY SHORES, ETERNITY WARRIORS, FRONTLINE COMMANDO, RACING RIVALS, TAP SPORTS BASEBALL, TAP SPORTS FOOTBALL, GLU, GLU MOBILE and the 'g' character logo are trademarks of Glu Mobile Inc. or its subsidiaries.

Investor Relations:

Seth Potter

ICR

IR@glu.com

(646) 277-1230